Exhibit 10.2

July 14, 2020

Mr. Udit Batra

Dear Udit:

This letter (the “Agreement”) confirms the terms and conditions of your employment with Waters Corporation (the “Company”).

1. Position and Duties.

(a) Effective as of September 1, 2020 (the “Start Date”), you will be employed by the Company, on a full-time basis, as its President and Chief Executive Officer and you shall report solely to the Board of Directors of the Company (the “Board”). In addition to serving as the Company’s President and Chief Executive Officer, you will be appointed to serve as a member of the Board effective as of the Start Date. Thereafter, for so long as you remain employed by the Company as its Chief Executive Officer, at each annual meeting of the Company’s stockholders, the Board or a committee thereof shall nominate you to serve as a member of the Board and you shall so serve if elected or reelected without further compensation, subject to receiving the required approval of the Company’s stockholders and compliance with the Company’s policies applicable to Board members generally. At the time you cease to be employed as the Chief Executive Officer of the Company for any reason, you shall resign from the Board effective immediately upon such cessation. In addition, you may be asked from time to time to serve as a director or officer of one or more of the Company’s Affiliates, without further compensation. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company.

(b) In your capacity as President and Chief Executive Officer of the Company, you shall have the duties, responsibilities and authorities that are commensurate with the duties, authorities and responsibilities of chief executive officers of similar size and type companies and such other duties, responsibilities and authorities as may reasonably be assigned to you by the Board from time to time that are not inconsistent with your position. You agree that, while employed by the Company, you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of your duties and responsibilities for them. Notwithstanding the foregoing, you shall be permitted to engage in civic, charitable and philanthropic activities, manage your passive personal investments, and with the consent of the Board, to serve on the board of directors of for and not-for-profit companies or organizations, provided that, in the aggregate, such activities do not interfere or conflict with your duties to the Company. All employees of the Company shall report, directly or indirectly, to you or one of your designees.

(c) Further, you agree that, while employed by the Company, you will comply with all written Company policies, practices and procedures and all codes of ethics or business conduct policies applicable to your position, as in effect from time to time.

2. Compensation and Benefits. During your employment, as compensation for all services performed by you for the Company and its Affiliates, the Company will provide you the following pay and benefits:

(a) Base Salary. The Company shall pay you a base salary at the rate of $1,000,000 per year, payable in accordance with the regular payroll practices of the Company and subject to annual review and increase (not decrease, except as would not constitute Good Reason as contemplated by Section 4(d)(ii)) by the Compensation Committee of the Board (the “Compensation Committee”) (such base salary, as in effect from time to time, “Base Salary”). Your Base Salary may be subject to earlier review by the Compensation Committee at its meeting expected to be held in February 2021.

(b) Annual Incentive Compensation. For each fiscal year completed during your employment under this Agreement, you will be eligible to earn annual incentive compensation under the Company’s Annual Incentive Plan, or such other bonus plan in which Company executives participate generally (such plan, as in effect from time to time, the “AIP”). Your target annual incentive compensation opportunity will be 125% of your Base Salary, with a maximum annual incentive compensation opportunity of 250% of your Base Salary. The actual amount payable in respect of your annual incentive compensation opportunity, if any, for any fiscal year will be determined by the Compensation Committee based on the achievement of performance goals previously established by the Compensation Committee in its discretion. Any annual incentive compensation due hereunder will be paid in accordance with the terms of the AIP and on or before March 15th of the year following the fiscal year with respect to which the annual incentive compensation is earned, subject to your remaining employed by the Company on the date that such annual incentive compensation is paid, except as otherwise provided herein. For the 2020 fiscal year, your annual incentive compensation, to the extent earned, will be prorated based on the number of days you are employed by the Company during such fiscal year.

(c) 2021 Equity Grant. For the 2021 fiscal year, pursuant to the approval of the Compensation Committee at the time annual equity awards are granted to executives of the Company generally (anticipated to be at the Compensation Committee meeting expected to be held in February 2021), you will be granted an award or combination of equity awards under the Company’s 2020 Equity Incentive Plan (as in effect from time to time, including any successor plan, the “EIP”) having a grant date fair value (determined using the Company’s customary assumptions for other executive awards) on the date of grant of $5,000,000 (the “2021 Equity Award”). The 2021 Equity Award will be structured in the same form and subject to the same terms and conditions as those provided to other executive officers of the Company. To be eligible to receive the 2021 Equity Award, you must be employed by the Company on the date the award is granted.

(d) Future Equity Grants. After 2021, you will be eligible for annual equity grants under the EIP at such times and in such form as determined by the Compensation Committee in its discretion.

(e) Sign-on Awards. Pursuant to the approval of the Compensation Committee, you will be granted:

(i) on the Start Date, a restricted stock unit award under the EIP, with the number of restricted stock units subject to the award determined by dividing $2,500,000 by the closing price of a share of Common Stock on the date of grant (the “Sign-On RSU Award”). The Sign-On RSU Award will vest as to 1/3 of the award on each of the first three (3) anniversaries of the Start Date, subject to your continued employment on each vesting date (except as expressly provided in the award agreement evidencing the grant of the Sign-On RSU Award, including full vesting of the unvested portion of the Sign-On RSU Award upon any termination of your employment by the Company without Cause or by you for Good Reason (as each such term is defined below)). The Sign-On RSU Award will be subject to the terms and conditions of the EIP and the award agreement evidencing its grant in the form attached hereto as Exhibit A consistent with the above terms.

(ii) on the Start Date, a non-qualified stock option award under the EIP, having a Black-Scholes value on the date of grant of $2,500,000, with the number of shares of Common Stock underlying the stock option determined using Black-Scholes assumptions in effect in the month of grant and an exercise price equal to the closing price of a share of Common Stock on the date of grant (the “Sign-On Option Award”). The Sign-On Option Award will vest as to 20% of the shares of Common Stock underlying the award on each of the first (5) five anniversaries of the Start Date, subject to your continued employment on each vesting date (except as expressly provided in the award agreement evidencing the grant of the Sign-On Option Award, including full vesting of the unvested portion of the Sign-On Option Award upon any termination of your employment by the Company without Cause or by you for Good Reason). The Sign-On Option Award will be subject to the terms and conditions of the EIP and the award agreement evidencing its grant in the form attached hereto as Exhibit B consistent with the above terms.

(f) Participation in Employee Benefit Plans. You will be entitled to participate in all employee benefit plans or programs and personal benefits from time to time in effect for executives of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to you under this Agreement. Your participation will be subject to the terms of the applicable plan or program documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

(g) Vacations. You will be entitled to earn up to five (5) weeks of vacation per year, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company. Vacation shall otherwise be subject to the policies of the Company, as in effect from time to time.

(h) Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified from time to time. Your right to payment or reimbursement for expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

(i) Professional Fees. The Company will reimburse you for up to $35,000 in the aggregate for reasonable legal and other professional advisor fees you incur in connection with the negotiation of this Agreement, the Change of Control Agreement (as defined below), the agreements attached hereto as exhibits and your commencement of employment with the Company. The Company will reimburse your legal and other professional fees within thirty (30) days of your submission of reasonably satisfactory documentation of such fees.

3. Confidential Information and Restricted Activities.

(a) Confidential Information. During the course of your employment with the Company, you will learn of Confidential Information, as defined below, and you may develop Confidential Information on behalf of the Company and its Affiliates. You agree that you will not use or disclose to any Person, as defined below, (except as required by applicable law or for the good faith performance of your duties and responsibilities for the Company) any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates. You agree that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination. For purposes of this Agreement, “Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed to prohibit you from reporting possible violations of federal or state law or regulations to any governmental agency or self-regulatory organization, or making other disclosures that are protected under whistleblower or other provisions of applicable federal or state law or regulations. You shall not need the prior authorization of the Company or the Company’s legal department to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures. For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

(b) Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control; provided that you will be entitled to retain your personal address book to the extent it only contains contact information (other than Company address lists). You also agree to disclose to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

(c) Assignment of Rights to Intellectual Property. You shall promptly and fully disclose all Intellectual Property to the Company. You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. You will not charge the Company for time spent in complying with these obligations. All copyrightable works that you create during your employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company. For purposes of this Agreement, “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during your employment that relate either to the business of the Company or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by you for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(d) Trade Secrets. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(e) Restricted Activities. You acknowledge that by virtue of your employment with the Company or any of its Affiliates, you will provide services or have a material presence or influence in every country, city, county and other locale in which the Company or any of its Affiliates provides services or has a material presence or influence during the last two (2) years of your employment with the Company or any of its Affiliates (the “Restricted Area”). You agree that the following restrictions on your activities during and after your employment are necessary to protect the good will, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates and are supported by mutually agreed upon fair, reasonable, valid and sufficient consideration:

(i) While you are employed by the Company and for (a) one (1) year after your termination of employment for any reason, except as provided in clause (b), or (b) two (2) years following your termination of your employment if, at any time, you have breached any fiduciary duty to the Company or its Affiliates or have engaged in an “Unlawful Taking of Company Property” (as defined below), (either such period, as applies, the “Non-Compete Restricted Period”), you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates or undertake any planning for any business that is competitive with the business of the Company or any of its Affiliates in the Restricted Area in a Restricted Position. Specifically, but without limiting the foregoing, you agree not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged in any business that is competitive with the business of the Company or its Affiliates, as conducted or in planning (provided such planning has been approved by the Board) during your employment with the Company anywhere in the Restricted Area; provided, however, this Section 3(e)(i) will not apply after you are terminated without “Cause for Purposes of Section 3(e)(i)”. Notwithstanding the foregoing, neither (x) nor (y), as provided below, shall be considered a violation of this Section 3(e)(i): (x) the ownership of not more than two percent (2%) of the outstanding securities of any class of any entity that is listed on a national securities exchange or quoted or traded in the over-the-counter market, or (y) the provision of services (as an employee, independent contractor or otherwise) to an entity where no more than a de minimis amount of revenue is derived from a business that is competitive with the business of the Company or any of its Affiliates, provided you are not responsible for (and do not participate in) the day-to-day management or supervision of such business and provided you do not have direct (which shall not mean indirect) supervision over the individual or individuals who are so responsible for such day-to-day management or supervision.

(ii) While you are employed by the Company and during the two (2)- year period immediately following termination of your employment, regardless of the reason therefor (the “Restricted Period”), you will not directly or indirectly, except in the good faith performance of your duties to the Company, (a) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer or prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; provided, however, that these restrictions shall apply only with respect to those Persons who are or have been a customer of the Company or any of its Affiliates at any time within the immediately preceding one (1)- year period or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within such one (1)-year period, other than by form letter, blanket mailing or published advertisement.

(iii) During the Restricted Period, you will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them; provided, however, the foregoing shall not be violated by (x) following your termination of employment, serving solely as a reference for any employee of the Company or its Affiliates, (y) discussing with an employee his or her leaving employment with the Company and its Affiliates in the good faith performance of your duties to the Company or (z) general advertising or general solicitation for employment not specifically directed at the Company’s employees. For the purposes of this Agreement, an “employee” or an “independent contractor” of the Company or any of its Affiliates is any person who was such at any time within the preceding one year.

(iv) In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this Section 3. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to seek a preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond. So that the Company may enjoy the full benefit of the covenants contained in this Section 3, you further agree that the Non-Compete Restricted Period and the Restricted Period, as applicable, shall be tolled, and shall not run, during the period of any breach by you of any such covenant contained in this Section 3. You and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 3. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company, or change in the nature or scope of your employment relationship with the Company or any of its Affiliates shall operate to excuse you from the performance of your obligations under this Section 3.

(f) Definitions. For purposes of this Agreement, the following terms will have the meanings set forth below:

“Cause for Purposes of Section 3(e)(i)” will exist if there is either (A) Cause, (B) a reasonable basis for the Company’s dissatisfaction with you for reasons such as lack of capacity or diligence, failure to conform to usual standards of conduct, or other culpable or inappropriate behavior, or (C) grounds for termination exist that are reasonably related, in the Company’s honest judgment, to the needs of the business.

“Restricted Position” means the services provided by you to the Company or any of its Affiliates during the last two (2) years of your employment with the Company or any of its Affiliates.

“Unlawful Taking of Company Property” means your failure to (A) return to the Company or its Affiliate (as applicable), within five (5) days following your termination of employment for any reason, all Documents and physical property of the Company or any of its Affiliates, including but not limited to, any credit cards; work laptops, iPads, mobile phones, data storage devices of any kind or other computer or electronic equipment; employee identification materials; keys; documents, files, papers, memoranda, letters or other communications or work product; or work-related passwords or passcodes, in each case, which you have in your possession, custody or control that were written, created, authorized, signed, received or transmitted during your employment; and (B) at the direction of the Company, within ten (10) days following your termination of employment, either provide copies to the Company and then permanently delete the originals of, or permanently delete the originals of, all electronic property of the Company or any of its Affiliates, including, but not limited to, work files and emails, including, but not limited to, on any personal email account, personal computer, Dropbox account, zip drive, thumb drive, external hard drive, or cloud storage system.

4. Termination of Employment. Your employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a) By the Company For Cause. The Company may terminate your employment for Cause upon notice to you setting forth in reasonable detail the nature of the cause. “Cause” shall mean: (i) the conviction of you by a court of competent jurisdiction of, or the pleading of guilty or nolo contendere to, any felony or any crime involving moral turpitude; (ii) gross negligence, breach of fiduciary duty, breach of any non-competition, non-solicitation or developments agreement or covenant in favor of the Company or material breach of any confidentiality agreement or covenant in favor of the Company; (iii) you shall have willfully and continually failed to substantially perform your duties with the Company after a written demand for substantial performance is delivered by the Company, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties pursuant to the disciplinary procedures of the Company, and such failure of substantial performance shall have continued for a period of thirty (30) days after such written demand, (iv) you have been chronically absent from work (excluding vacations, illnesses or leaves of absences), (v) the commission by you of an act of fraud, embezzlement or misappropriation against the Company; (vi) you shall have refused, after explicit notice, to obey any lawful resolution or direction by the Board which is consistent with your duties as an officer of the Company; or (vii) a material breach by you of this Agreement, which breach (if curable) has remained uncured for a period of thirty (30) days following the Company’s delivery of written notice to you specifying the manner in which the Agreement has been materially breached.

(b) By the Company Without Cause. The Company may terminate your employment at any time other than for Cause upon notice to you.

(c) Resignation by You Without Good Reason. You may terminate your employment at any time upon thirty (30) days’ notice to the Company. The Board may elect to waive such notice period or any portion thereof; but in that event, the Company shall pay you your Base Salary for that portion of the notice period so waived.

(d) Resignation by You With Good Reason. You may terminate your employment as provided below for Good Reason. “Good Reason” shall mean: (i) a material diminution in your duties, authorities, responsibilities or reporting lines; (ii) a material reduction in your Base Salary (other than a reduction of your Base Salary of no more than 10% in the aggregate from your highest Base Salary and that is proportional to reductions of the Company’s other senior executives) or target annual bonus opportunity; (iii) a material change in your principal place of business (provided, however, that travel for business purposes consistent with past practices shall not be considered a change in the place of your principal place of business for the purpose of this clause (iii)); or (iv) a material breach by the Company of this Agreement; provided that the occurrence of any of the foregoing events shall not constitute Good Reason unless (x) you provide written notice of the event to the Company within ninety (90) days after it first existed, (y) the Company fails to remedy the condition within thirty (30) days after the notice and (z) you actually terminate employment within thirty (30) days after the expiration of the Company’s cure period.

(e) Death and Disability. Your employment hereunder shall automatically terminate in the event of your death during employment and the Company may terminate your employment due to Disability. The Company shall only be permitted to terminate your employment, or give you notice to terminate your employment, due to Disability while you are disabled. For purposes of this Agreement, “Disability” means an independent medical doctor (selected by the Company’s health or disability insurer) has certified that you have, for six (6) months consecutive or nonconsecutive in any twelve (12)-month period, been disabled in a manner that seriously interferes with your ability to perform your responsibilities as an employee of the Company. Any refusal by you to submit to a medical examination for the purpose of certifying disability shall be deemed to constitute conclusive evidence of your disability. You shall continue to receive your Base Salary in accordance with Section 2(a) and benefits in accordance with Section 2(e), to the extent permitted by the then-current terms of the applicable benefit plans, until you become eligible for disability income benefits under the Company’s disability income plan or until the termination of your employment, whichever shall first occur.

5. Other Matters Related to Termination.

(a) Final Compensation. In the event of termination of your employment with the Company, howsoever occurring, the Company shall pay you (i) your Base Salary for the final payroll period of your employment, through the date your employment terminates; (ii) any vacation time earned but not used as of the date your employment terminates; (iii) reimbursement for business expenses incurred by you but not yet paid to you as of the date your employment terminates; provided you submit all expenses and supporting documentation required within sixty (60) days of the date your employment terminates, and provided further that such expenses are reimbursable under Company policies as then in effect; (iv) any amounts or benefits due to you under any benefit or equity plan, program or arrangement in accordance with the terms of such plan, program or arrangement; and (v) except if your employment is terminated by the Company for Cause or you resign without Good Reason (and not due to Disability), (x) any unpaid annual bonus earned under the AIP for the year preceding the year of termination, payable when such bonus is paid to active employees (the “Prior Year’s Bonus”) and (y) and if you are employed by the Company on or after July 1 of the fiscal year in which your employment was terminated, a prorated portion (calculated based on the number of days in such year of termination that you were employed by the Company) of the annual bonus earned under the AIP for the year of termination, to the extent that an annual bonus would have been earned by you under the AIP based on actual full year performance had you remained employed through the end of such year (with any subjective performance objectives deemed fully satisfied, and no negative discretion applied other than is consistent with negative discretion applied to other active executive bonuses for such year), and paid when such bonus is paid to active executives (the “Pro-Rata Bonus”) (all of the foregoing, “Final Compensation”). The Final Compensation, other than any Prior Year’s Bonus or the Pro-Rata Bonus, if any, which shall be paid in accordance with the provision of subsection (v), shall be paid within thirty (30) days following the termination of your employment.

(b) Severance Payments. In the event of a termination of your employment pursuant to Sections 4(b) or 4(d) above, subject to the Change in Control Agreement (as defined below), the Company will pay you, in addition to Final Compensation, (i) an amount equal to two (2) times the sum of (x) your Base Salary and (y) your target annual incentive compensation opportunity, which amount shall be payable in substantially equal installments during the twenty-four (24)-month period following the date of termination (the “Severance Payments”); and (ii) in a lump sum, an amount equal to the amount the Company would have paid in premiums under the life, accident, health and dental insurance plans of the Company in which you and your dependents were participating immediately prior to the termination of your employment for the twenty-four (24)-month period following the date of termination, with such lump sum amount payable pursuant to this Section 5(b) to be determined based on the premium rates in effect at the time of the termination of your employment (the “Health Payment”).

(c) Conditions to and Timing of Severance Payments. Notwithstanding any other provision of this Agreement to the contrary, the Severance Payments and the Health Payment shall be paid or provided to you only if you enter into a release of claims (the “Release”) substantially in the form attached hereto as Exhibit C, with such changes as may be necessary to comply with applicable law at the time of termination of your employment, within a period of time not to exceed forty-five (45) days from the date of termination of your employment and you do not revoke such Release. Any Severance Payments to which you are entitled will be provided in the form of salary continuation, payable in accordance with the normal payroll practices of the Company. The Health Payment will be paid in a lump sum. Except as provided in Section 9(a) of this Agreement, the first payment of the Severance Payments and the Health Payment will be made on the Company’s next regular payday following the date the Release becomes effective, but no later than the date that is sixty (60) days following the date your employment terminates, with the first payment of the Severance Payments being retroactive to the date of termination. Notwithstanding the foregoing, if the date your employment terminates occurs in one taxable year and the date that is sixty (60) days following such termination date occurs in a second taxable year, to the extent required by Section 409A of the Internal Revenue Code, as amended and the regulations and guidance promulgated thereunder (“Section 409A”), such payment shall not be made prior to the first day of the second taxable year. For the avoidance of doubt, if you do not execute the Release within the period specified in this Section 5(c) or if you revoke the executed Release within the time period permitted by law, you will not be entitled to the Severance Payments or the Health Payment, any equity and equity-based awards that vested on account of such termination in accordance with their terms shall be cancelled for no consideration due to you, and neither the Company nor any of its Affiliates will have any further obligations to you under this Agreement or otherwise except as otherwise set forth herein or in any other agreement with the Company. Further, the obligation of the Company to make payments to you under Section 5(b) and provide any accelerated vesting of equity or equity-based awards upon employment termination, and your right to retain the same, are conditioned upon your continued compliance with Section 3 of this Agreement.

6. Termination of Employment in Connection with a Change of Control. Concurrently with the execution of this Agreement you are entering into a Change of Control/Severance Agreement dated as of the Start Date (the “Change of Control Agreement”). Any rights you may have to payments or benefits upon certain terminations of your employment in connection with a change of control of the Company are set forth in the Change of Control Agreement. In no event will you be entitled to severance benefits under both this Agreement and the Change of Control Agreement and in the event of any inconsistency, the more favorable to you of the Change of Control Agreement and this Agreement will apply.

7. Employment At-Will. This Agreement is not intended to constitute a contract of employment for a definite term. Your employment with the Company is at-will. This means that if you accept this offer both you and the Company will retain the right to terminate our employment relationship at any time, subject to the terms of this Agreement.

8. Conflicting Agreements. You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company or its Affiliates any confidential or proprietary information of a third party without that party’s consent.

9. Timing of Payments and Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a ‘‘specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A.

(b) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d) It is the intent of the parties hereto that the payments and benefits under this Agreement comply with (or be exempt from) Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. In no event, however, shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A, except if the same is the result of a negligent or improper act of the Company.

10. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

11. Recoupment. The Company may recover amounts paid to you hereunder or under any other plan or program of, or agreement or arrangement with, the Company, and any gain in respect of any equity awards granted to you, in accordance with any applicable Company clawback or recoupment policy that is generally applicable to the Company’s other senior executives, as such policy may be amended and in effect from time to time, or as otherwise required by applicable law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended.

12. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without your consent to an entity with which the Company shall hereafter effect a reorganization, consolidate with, or merge into or to which it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of your death (including following a termination of your employment), any unpaid amounts due to you will be paid to your beneficiary(s) or, if none, to your estate.

13. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Miscellaneous. This Agreement, together with the Change of Control Agreement and the equity and equity-based award agreements attached as exhibits hereto, set forth the entire agreement between you and the Company, and replace all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Provisions of this Agreement shall survive any termination or expiration hereof or any termination of your employment if so provided in this Agreement or necessary or desirable to accomplish the purpose of other surviving provisions. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction, except that any equity or equity-based awards granted to you shall be governed by and construed in accordance with the governing law provisions set forth in the agreements evidencing such awards. You and the Company agree to submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts in connection with any dispute arising out of this Agreement or your employment with the Company; provided, however, any suit, action or proceeding brought by you or against you in connection with the enforcement of Section 3(e)(i) shall be brought in Suffolk county, Massachusetts, and the superior court or the business litigation session of the superior court shall have exclusive jurisdiction.

15. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

16. Counsel; Review Period. You have been advised of your right to consult with counsel prior to executing this Agreement and acknowledge that you have had the opportunity to review this Agreement for at least ten (10) business days prior to signing it.

17. No Mitigation or Offset. You shall not be required, as a condition of receiving any payments or benefits under this Agreement, to seek or obtain any other employment after termination of employment hereunder or to take any steps to reduce the amount of any payment or benefit described in this Agreement. Further, the amount of any payment or benefit provided in this Agreement shall not be reduced by any compensation earned by you as a result of any employment by another employer, subject to the covenants contained in Section 3 hereof.

18. Indemnification. To the maximum extent permitted under and in accordance with applicable law, the Company will indemnify you and hold you harmless (including advancement of legal fees) against all losses, claims, expenses or other liabilities arising by reason of the fact that you are or were an employee, officer, director, fiduciary or agent of the Company, its Affiliates or subsidiaries. In all events, you will be entitled to indemnification and advancement of costs to the extent permitted by the by-laws and charter of the Company as in effect from time to time.

19. D&O Insurance. You shall be entitled to coverage under the director’s and officer’s indemnification insurance policy maintained by the Company as in effect from time to time with respect to acts undertaken by you in connection with your employment by the Company in accordance with the terms of such insurance policy.

[Signature page follows.]

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me no later than July 15, 2020. If you do accept as provided, this Agreement will take effect as a binding agreement between you and the Company as of the Start Date.

Sincerely yours,

Waters Corporation

By:	/s/ Dr. Flemming Ornskov
Dr. Flemming Ornskov
Chairman of the Board

Accepted and Agreed:

/s/ Udit Batra
Udit Batra

Date:	July 14, 2020

[Signature Page to Employment Agreement]

EXHIBIT A

Sign-On RSU Award

Name of Participant:	Udit Batra
Number of Restricted Stock Units:	[ ]
Date of Grant:	[ ]

WATERS CORPORATION

2020 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This agreement (this “Agreement”) evidences Restricted Stock Units granted by Waters Corporation (the “Company”) to the individual named above (the “Participant”), pursuant to and subject to the terms and conditions of the Waters Corporation 2020 Equity Incentive Plan (as from time to time amended and in effect, the “Plan”). Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

1. Grant of RSUs. On the date of grant set forth above (the “Date of Grant”), the Company granted to the Participant the number of Restricted Stock Units set forth above (the “RSUs”), giving the Participant the conditional right to receive, with respect to each RSU granted hereunder, without payment and pursuant to and subject to the terms and conditions set forth in this Agreement and in the Plan, one share of Stock (a “Share”), subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof (the “Award”).

2. Vesting. Unless earlier terminated, forfeited, relinquished or expired, one-third (1/3) of the RSUs will vest on each of the first three (3) anniversaries of the Date of Grant, with the number of RSUs that vest on any such date being rounded down to the nearest whole RSU and the Award becoming vested as to one hundred percent (100%) of the RSUs on the third (3rd) anniversary of the Date of Grant, subject to the Participant remaining in continuous Employment from the Date of Grant through the applicable vesting date except as described in this Section 2 or Section 3 below. In the event the Participant’s Employment terminates due to his death or Disability, or is terminated by the Company for reasons other than Cause or by the Participant for Good Reason (as such terms are defined in the Letter Agreement between the Participant and the Company dated as of [DATE], 2020 (the “Letter Agreement”)), and subject to the release requirements set forth in the Letter Agreement, any RSUs that are then outstanding and unvested shall vest in full as of immediately prior to such termination.

3. Cessation of Employment. If the Participant’s Employment ceases for any reason, except as expressly provided for in Section 2 above or in an employment, severance-benefit or other agreement between the Participant and the Company that is in effect at the time of such termination of Employment, the RSUs, to the extent not then vested, will be immediately forfeited for no consideration. The Administrator will determine whether any leave or other extended period of absence results in a cessation of the Participant’s Employment for purposes of the Award and this Agreement; it being understood that if the Participant is on a leave or other extended period of absence that has been approved by the Administrator (i) with a duration of six (6) months or less or (ii) during which the Participant’s reemployment rights, if any, are guaranteed by statute or by contract, he shall be treated for purposes of the Award and this Agreement as remaining in Employment during such approved leave or other period of absence, unless the Administrator determines otherwise.

4. Issuance of Shares. The Company shall, as soon as practicable upon the vesting of any RSUs (but in no event later than sixty (60) days following vesting), issue Shares with respect to such vested RSUs to the Participant (or, in the event of the Participant’s death, to the person to whom the Award has passed by will or the laws of descent and distribution). No Shares will be issued pursuant to this Agreement unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Administrator.

5. Company Policies. By accepting the Award, the Participant expressly acknowledges and agrees that the Participant’s rights, and those of any permitted transferee, with respect to the RSUs, including the right to any Shares issued in respect of the RSUs or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). The Participant further agrees to be bound by the terms of any clawback, recoupment or similar policy of the Company or any of its Affiliates and any policy of the Company or any of its Affiliates that relates to trading on non-public information and permitted transactions with respect to shares of Stock, including limitations on hedging and pledging. Nothing in the preceding sentence will be construed as limiting the general application of Section 8 of this Agreement.

6. Nontransferability. The RSUs may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan. Shares issued in respect of vested RSUs may be transferred subject to applicable law and the terms of any policies of the Company or any of its Affiliates.

7. Withholding. The Participant expressly acknowledges and agrees that the Participant’s rights hereunder, including the right to receive Shares following the vesting of any portion of the Award, are subject to the satisfaction of all taxes required to be withheld with respect to the Award. Unless otherwise determined by the Company, the Company shall automatically satisfy such tax withholding obligations by withholding from the Shares that would otherwise be issued with respect to any vested RSUs a number of Shares having a fair market value equal to the minimum statutory amount required to be withheld to satisfy such tax withholding obligations and/or by causing such number of Shares to be sold in accordance with a sell-to-cover arrangement. The Participant authorizes the Company and its Affiliates to withhold any amounts due in respect of any required tax withholdings by withholding from the Shares otherwise deliverable with respect to the Award, by causing such Shares to be sold in accordance with a sell-to-cover arrangement and/or by withholding from any amounts otherwise owed to the Participant. Nothing in this Section 7 shall be construed as relieving the Participant of any liability for satisfying his tax obligations relating to the Award.

8. Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been furnished or made available to the Participant. By accepting, or being deemed to have accepted, all or any part of the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.

9. Acknowledgements. The Participant acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the Date of Grant.

WATERS CORPORATION

By:
Name:
Title:

Agreed and Accepted:

By
Udit Batra

A-19

EXHIBIT B

Sign-On Option Award

Name of Participant:	Udit Batra
Number of Shares of Stock subject to the Stock Option:	[ ]
Exercise Price Per Share:	$[ ]
Date of Grant:	[ ]

WATERS CORPORATION

2020 EQUITY INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

This agreement (this “Agreement”) evidences a stock option granted by Waters Corporation (the “Company”) to the individual named above (the “Participant”), pursuant to and subject to the terms and conditions of the Waters Corporation 2020 Equity Incentive Plan (as from time to time amended and in effect, the “Plan”). Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

1. Grant of Option. On the date of grant set forth above (the “Date of Grant”), the Company granted to the Participant an option (the “Stock Option”) to purchase, pursuant to and subject to the terms and conditions set forth in this Agreement and in the Plan, up to the number of shares of Stock set forth above (the “Shares”), with an exercise price per Share as set forth above, in each case, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

The Stock Option is a non-statutory option (that is, an option that is not intended to qualify as an ISO) and was granted to the Participant in connection with the Participant’s Employment.

2. Vesting. The term “vest” as used herein with respect to the Stock Option (or any portion thereof) means to become exercisable and the term “vested” with respect to the Stock Option (or any portion thereof) means that the Stock Option (or portion thereof) is then exercisable. Unless earlier terminated, forfeited, relinquished or expired, the Stock Option will vest as to twenty percent (20%) of the Shares on each of the first five anniversaries of the Date of Grant, with the number of Shares that vest on any such date being rounded down to the nearest whole Share and the Stock Option becoming vested as to 100% of the Shares on the fifth (5th) anniversary of the Date of Grant, subject, in each case, to the Participant remaining in continuous Employment from the Date of Grant through the applicable vesting date except as described in this Section 2 or Section 4 below. Notwithstanding the foregoing, in the event the Participant’s Employment terminates due to his death or Disability, or is terminated by the Company for reasons other than Cause or by the Participant for Good Reason (as each such term is defined in the Letter Agreement between the Participant and the Company dated as of [DATE], 2020 (the “Letter Agreement”), and subject to the release requirements set forth in the Letter Agreement, the portion of the Stock Option that is then outstanding and unvested shall vest in full as of immediately prior to such termination.

3. Exercise of the Stock Option. No portion of the Stock Option may be exercised until such portion vests. Each election to exercise any vested portion of the Stock Option will be subject to the terms and conditions of the Plan and must be in written or electronic form acceptable to the Administrator, signed (including by electronic signature) by the Participant or, if at the relevant time the Stock Option has passed to a permitted transferee, the permitted transferee. Each such written or electronic exercise election must be received by the Company at its principal office or by such other party as the Administrator may prescribe and be accompanied by payment in full of the exercise price by cash or check, through a broker-assisted exercise program acceptable to the Administrator, or as otherwise provided in the Plan. The latest date on which the Stock Option or any portion thereof may be exercised is the tenth (10th) anniversary of the Date of Grant (the “Final Exercise Date”) and, if not exercised by such date, the Stock Option or any remaining portion thereof will thereupon immediately terminate. No Shares will be issued pursuant to this Agreement unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Administrator.

4. Cessation of Employment. If the Participant’s Employment ceases for any reason, except as expressly provided for in Section 2 above or an employment, severance-benefit or other agreement between the Participant and the Company that is in effect at the time of such termination of Employment, the Stock Option, to the extent not then vested, will be immediately forfeited for no consideration, and any vested portion of the Stock Option that is then outstanding will remain exercisable for the period described in Section 6(a)(4) of the Plan, except that if the Participant’s Employment terminates due to his Retirement, the vested portion of the Stock Option will remain exercisable until the earlier of (i) the one-year anniversary of such Retirement or (ii) the Final Exercise Date. For purposes of this Agreement, “Retirement” means the Participant’s termination of Employment (other than for Cause or at a time when the Participant’s Employment could have been terminated for Cause) (i) at any time after the Participant has reached age sixty (60) with ten (10) years of service to the Company and its Affiliates and (ii) with the intention of concluding his working or professional career. The Administrator will determine whether any leave or other extended period of absence results in a cessation of the Participant’s Employment for purposes of the Stock Option and this Agreement; it being understood that if the Participant is on a leave or other extended period of absence that has been approved by the Administrator (i) with a duration of six (6) months or less or (ii) during which the Participant’s reemployment rights, if any, are guaranteed by statute or by contract, he shall be treated for purposes of the Stock Option and this Agreement as remaining in Employment during such approved leave or other period of absence, unless the Administrator determines otherwise.

5. Company Policies. By accepting the Stock Option, the Participant expressly acknowledges and agrees that the Participant’s rights, and those of any permitted transferee, with respect to the Stock Option, including the right to any Shares acquired under the Stock Option or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). The Participant further agrees to be bound by the terms of any clawback, recoupment or similar policy of the Company or any of its Affiliates and any policy of the Company or any of its Affiliates that relates to trading on non-public information and permitted transactions with respect to shares of Stock, including limitations on hedging and pledging. Nothing in the preceding sentence will be construed as limiting the general application of Section 8 of this Agreement.

6. Nontransferability. The Stock Option may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan. Shares issued in respect of the Stock Option may be transferred subject to compliance with applicable law and the terms of any policies of the Company or any of its Affiliates.

7. Withholding. The Participant expressly acknowledges and agrees that the Participant’s rights hereunder, including the right to be issued Shares upon exercise of the Stock Option, are subject to the Participant promptly paying to the Company in cash or by check (or by such other means as may be acceptable to the Administrator) all taxes required to be withheld with respect to the Stock Option. No Shares will be issued pursuant to the exercise of the Stock Option unless and until the person exercising the Stock Option has remitted to the Company an amount in cash sufficient to satisfy any federal, state, or local withholding tax requirements, or has made other arrangements satisfactory to the Company with respect to such taxes. The Participant authorizes the Company and its subsidiaries to withhold such amount from any amounts otherwise owed to the Participant, but nothing in this sentence will be construed as relieving the Participant of any liability for satisfying his obligation under the preceding provisions of this Section 7.

8. Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been made available to the Participant. By accepting the Stock Option, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.

9. Acknowledgements. The Participant acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument; (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder; and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

[Signature page follows.]

The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the Date of Grant.

WATERS CORPORATION

By:
Name:
Title:

Agreed and Accepted:

By
Udit Batra

C-1

EXHIBIT C

Form of Release

General Release and Waiver of Claims

For and in consideration of certain benefits to be provided to me under the [Employment Letter, dated as of [DATE], 2020] [Change of Control/Severance Agreement, dated as of [DATE], 2020] (the “Agreement”), between me and Waters Corporation (the “Company”), which are conditioned on my signing this General Release and Waiver of Claims (this “Release of Claims”), and to which I am not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and all others connected with or claiming through me, I hereby release and forever discharge the Company and its affiliates, and all of their respective past, present and future officers, directors, shareholders, employees, employee benefits plans, administrators, trustees, agents, representatives, consultants, successors and assigns, and all those connected with any of them, in their official and individual capacities (collectively, the “Released Parties”), from any and all causes of action, suits, rights and claims, demands, damages and compensation of any kind and nature whatsoever, whether at law or in equity, whether now known or unknown, suspected or unsuspected, contingent or otherwise, which I now have or ever have had against the Released Parties, or any of them, in any way related to, connected with or arising out of my employment and/or other relationship with the Company or any of its affiliates, or pursuant to Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws of the state or states in which I have provided services to the Company (each as amended from time to time) and/or any other federal, state or local law, regulation, or other requirement (collectively, the “Claims”) through the date that I sign this Release of Claims, and I hereby waive all such Claims.

I understand that nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by me or by anyone else on my behalf. I further understand that nothing contained in this Release of Claims shall be construed to limit, restrict or in any other way affect my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning non-privileged matters relevant to the governmental agency or entity. For the avoidance of doubt, no provision of this Agreement shall be construed as prohibiting or restricting me (or my attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

I acknowledge that I will continue to be bound by my obligations under the Agreement that survive the termination of my employment by the terms thereof or by necessary implication,

D-1

including without limitation my confidentiality, non-competition and non-solicitation obligations set forth therein (all of the foregoing obligations, the “Continuing Obligations”). I further acknowledge that the obligation of the Company to make payments to me or on my behalf under Section [●] of this Agreement, and my right to retain the same, are expressly conditioned upon my continued full performance of my obligations hereunder and of the Continuing Obligations.

I understand that nothing contained in this Release of Claims will adversely affect my rights to enforce the terms of the Agreement, and shall not adversely affect my right to any indemnification, coverage under the Company’s director’s and officer’s liability insurance policy in accordance with its terms or right to reimbursement of expenses by the Company to which I would otherwise be entitled to under, without limitation, any charter document or Company insurance policy, by reason of services I rendered for the Company or any of its subsidiaries as an officer and/or an employee thereof.

Subject to the second paragraph of this Release of Claims, I agree that I will not disparage or criticize the Company, its affiliates, their business, their directors, management or their products or services. The Company agrees that no member of the Board of Directors of the Company or any executive officer of the Company will disparage or criticize you.

Notwithstanding the foregoing, nothing contained in this paragraph shall preclude you or the Company (or its directors or executive officers) from making truthful statements that are required by applicable law, regulation or legal process.

I acknowledge that this Release of Claims creates legally binding obligations, and that the Company has advised me to consult an attorney before signing it. In signing this Release of Claims, I give the Company assurance that I have signed it voluntarily and with a full understanding of its terms; that I have had sufficient opportunity of not less than [twenty-one (21)/forty-five (45)]1 days before signing this Release of Claims to consider its terms and to consult with an attorney, if I wished to do so, or to consult with any of the other persons described in the first sentence of the immediately preceding paragraph; and that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims. I understand that I will have seven (7) days after signing this Release of Claims to revoke my signature, and that, if I intend to revoke my signature, I must do so in writing addressed and delivered to [             ] prior to the end of the seven (7)-day revocation period. I understand that this Release of Claims will become effective upon the eighth (8th) day following the date that I sign it, provided that I do not revoke my acceptance in accordance with the immediately preceding sentence.

[The remainder of this page is intentionally left blank.]

[1]	Consideration period to be determined by the Company at the time of separation.

D-2

Accepted and agreed:

Signature:
Udit Batra

Date:

Acknowledged (and agreed, respecting the penultimate paragraph) by:

Waters Corporation
By:
Name:
Title:

D-3